Exhibit 4.2

DESCRIPTION OF REGISTRANT’S SECURITIES
As of December 31, 2019, Pacific Premier Bancorp, Inc. (the “Company,” “we,” or “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.01 per share (“common stock”).
DESCRIPTION OF COMMON STOCK
General
The following description of the current terms of our common stock is a summary and is not meant to be complete. It is qualified in its entirety by reference to the Delaware General Corporation Law (the “DGCL”), federal law, our Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”).
Authorized Capital Stock
The Certificate of Incorporation authorizes 150,000,000 shares of common stock.
Voting Rights
Each holder of our common stock is entitled to one vote for each share held on all matters submitted to a vote of the stockholders.
No Preemptive or Similar Rights
Holders of our common stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges.
Dividend Rights
Each holder of our common stock is entitled to receive ratably such dividends as may be declared by our Board of Directors (the “Board”) out of funds legally available for dividends, subject to preferences that may be applicable to outstanding shares of preferred stock, if any, or limitations and restrictions under applicable bank holding company regulations.
Liquidation Rights
Each holder of our common stock is entitled to share ratably in the Company’s net assets, legally available to holders of our common stock in the event of the Company’s liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to any holders of shares of preferred stock and to creditors (unless provision for such payment has been made).
Anti-takeover Provisions
Delaware Anti‑Takeover Law.
As a Delaware corporation, the Company is subject to Section 203 of the DGCL, which generally prevents an interested stockholder, defined generally as a person owning 15% or more of a corporation’s outstanding voting stock, from engaging in a business combination with the Company for three (3) years following the date that person became an interested stockholder, unless certain specified conditions are satisfied. The existence of this provision may have an anti‑takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of the Company’s common stock held by stockholders.
Possible Future Issuance of Preferred Stock.
The Board can at any time issue one or more new series of preferred stock pursuant to the Certificate of Incorporation and without stockholder approval. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of the Company through a merger, tender offer, proxy context or otherwise. Shares of our preferred stock with special voting rights or other features issued to persons favoring the Company’s management could stop a takeover by preventing the person trying to take control of the Company from acquiring enough voting shares to take control.
Removal and Vacancies on the Board.
Subject to the rights of the holders of any series of our preferred stock then outstanding, directors may be removed by the Company’s stockholders, with or without cause, by the affirmative vote of at least 66 2/3% of the voting power of all of the then‑outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. Further, any newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the board resulting from death, resignation, retirement, removal or other cause may be filled only by a majority vote of the directors then in office, whether or not a quorum is present. These provisions may deter a stockholder from removing incumbent directors and from simultaneously gaining control of the Board by filling the resulting vacancies with its own nominees. Consequently, the existence of these provisions may have the effect of deterring hostile takeovers, which could depress the market price of our common stock.
Advance Notice Requirements for Stockholder Proposals and Director Nominations.
The Bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary date of the previous year’s annual meeting. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws also provide that notice may be provided by stockholders to the Company in accordance with the U.S. Securities and Exchange Commission’s rules. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.
Additional Provisions in the Certificate of Incorporation and Bylaws.
Our Certificate of Incorporation and the Bylaws contain additional provisions that may be deemed to have the effect of discouraging or delaying attempts to gain control of the Company, including provisions that provide: (i) the Board with the exclusive power to fix from time to time the size of the Board; (ii) for any action required or permitted to be taken by the Company’s stockholders to be taken only at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting; (iii) for special meetings of stockholders to be called only by the Board; and (iv) for certain of the foregoing provisions to be amended only by the affirmative vote of at least 66 2/3% of the voting power of all of the then‑outstanding shares of capital stock of the Company entitled to vote generally in an election of directors, voting together as a single class.
Our Certificate of Incorporation and the Bylaws also include provisions that provide: (i) the Company’s stockholders holding at least 10% of the outstanding common stock are permitted to call a special meeting of stockholders, subject to applicable law and the requirements set forth in the Bylaws; (ii) the Company’s stockholders are allowed to take actions by written consent without holding a meeting, subject to applicable law and the requirements set forth in the Bylaws; and (iii) the required vote of the Company’s stockholders needed to amend the Certificate of Incorporation and the Bylaws is a simple majority vote of the outstanding shares eligible to vote.
Restrictions on Ownership
The Bank Holding Company Act of 1956, as amended (the “BHC Act”), generally prohibits any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of a bank holding company, such as the Company. “Control” is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. Any existing bank holding company would need the prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) before acquiring 5% or more of the voting stock of the Company. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as the Company, could constitute acquisition of control of the bank holding company.
Stock Exchange Listing
Our common stock is listed on the NASDAQ Global Select Market under the symbol “PPBI.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.